Exhibit 3.1

Certificate of Incorporation

of

Apimeds Pharmaceuticals US, Inc.

(Under Section 102 of the Delaware General Corporation Law)

FIRST: The name of the corporation is Apimeds Pharmaceuticals US, Inc. (the “Corporation”).

SECOND: The address of the Corporation's registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the registered agent is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.

FIFTH: The name and mailing address of the incorporator is:

Matthew Friedman

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

SIXTH: The Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders of the Corporation, but the stockholders of the Corporation may make additional by-laws and may amend or repeal any by-laws whether adopted by them or otherwise.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case maybe, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also of this Corporation.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

*             *             *

IN WITNESS WHEREOF, I have executed this Certificate of Incorporation on May 11, 2020.

/s/ Matthew Friedman
Matthew Friedman, Incorporator
Morrison Cohen LLP
909 Third Avenue, 27th Floor New York
New York 10022

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
APIMEDS PHARMACEUTICALS US, INC.

APIMEDS PHARMACEUTICALS US, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED: That the Corporation's Certificate of Incorporation be amended by deleting Article IV in its entirety and replacing it with the following:

“ARTICLE IV

The Corporation is authorized to issue shares as follows:

15,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation's Common Stock, whether issued and outstanding or held by the Corporation as treasury stock, is and shall be reclassified, and changed into ten thousand (10,000) fully paid and nonassessable shares of Common Stock (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, and changed. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Stock Split.”

SECOND: That said amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Section 228, including subsection (d), of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*             *             *

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 6th day of January 2022.

APIMEDS PHARMACEUTICALS US, INC.

/s/ Scott Hollander
Name:	Scott Hollander
Title:	Chief Executive Officer